Exhibit 23.4

CONSENT OF MARSHALL MILLER & ASSOCIATES, INC.

As mining and geological consultants, we hereby consent to the use by Royal Energy Resources, Inc. (the “Company”) in connection with its Annual Report on Form 10-K for the year ended December 31, 2017 (the “Form 10-K”), and any amendments thereto, and to the incorporation by reference in the Company’s Registration Statement on Form S-8 (No. 333-206024), and in the Company’s Registration Statement on Form S-3 (File No. 333-213031) of information contained in our report dated February 3, 2017 in the Form 10-K. We also consent to the reference to Marshall Miller & Associates, Inc. in those filings and any amendments thereto.

By:	/s/ Justin S. Douthat
Marshall Miller & Associates, Inc.
Name:	Justin S. Douthat
Title:	Principal and Engineering Manager
Dated: March 31, 2018

By:	/s/ J. Scott Nelson
Marshall Miller & Associates, Inc.
Name:	J. Scott Nelson
Title:	Senior Principal
Dated: March 31, 2018